EXHIBIT 17.3


                        D & A Wagner and Associates Inc.
                               75 Kingswood Drive
                             Fredericton, NB E3B 6Z8
                                 (506) 451-0510


March 10,2005


Mr. Blair Coady
President and CEO
Shannon International
Calgary, Alberta


Dear Blair:

I am writing to formally request that you remove my name from the list of Directors who will be nominated for election during the Shannon AGM on March 11,2005. My reasons are personal and therefore I respectfully submit that you act on my request.

Yours truly,



David L. Wagner




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